EXHIBIT 11.2

                                 UNISYS CORPORATION
                  STATEMENT OF COMPUTATION OF EARNINGS PER SHARE
                 FOR THE THREE MONTHS ENDED JUNE 30, 1996 AND 1995
                                     (UNAUDITED)
                            (Millions, except share data)



Primary Earnings Per Common Share                         1996         1995
                                                      -----------  -----------
Average Number of Outstanding Common Shares           172,702,498  171,178,670
Additional Shares Assuming Exercise of Stock Options      482,347      971,554
                                                      -----------  -----------
Average Number of Outstanding Common Shares and
 Common Share Equivalents                             173,184,845  172,150,224
                                                      ===========  ===========

Income From Continuing Operations                         $   5.3     $   39.8
Dividends on Series A, B and C Preferred Stock             ( 30.2)      ( 30.0)
                                                          -------      -------
Primary Earnings (Loss) on Common Shares                  $( 24.9)      $  9.8
                                                          =======      =======

Primary Earnings (Loss) Per Common Share                   $ (.14)       $ .06
                                                          =======      =======

Fully Diluted Earnings Per Common Share

Average Number of Outstanding Common
 Shares and Common Share Equivalents                  173,184,845  172,150,224
Additional Shares:
 Assuming Conversion of Series A Preferred Stock       47,454,135   47,454,696
 Assuming Conversion of 8 1/4% Convertible
   Notes due 2000                                      33,697,387   33,697,387
 Assuming Conversion of 8 1/4% Convertible
   Notes due 2006                                      43,490,909
 Attributable to Stock Plans                              198,612       91,173
                                                      -----------  -----------
Common Shares Outstanding Assuming Full Dilution      298,025,888  253,393,480
                                                      ===========  ===========

Primary Earnings (Loss) on Common Shares                  $( 24.9)      $  9.8
Exclude Dividends on Series A Preferred Stock                26.6         26.6
Interest Expense on 8 1/4% Convertible
  Notes, due 2000, Net of Applicable Tax                      4.8          4.5
Interest Expense on 8 1/4% Convertible
  Notes, due 2006, Net of Applicable Tax                      4.1
                                                          -------      -------
Fully Diluted Earnings on Common Shares                   $  10.6      $  40.9
                                                          =======      =======

Fully Diluted Earnings per Common Share                   $   .04      $   .16
                                                          =======      =======

Earnings (Loss) Per Common Share As Reported
Primary                                                   $(  .14)     $   .06
                                                          =======      =======

Fully Diluted                                             $(  .14)     $   .06
                                                          =======      =======



The computation for 1996 is based on the weighted average number of outstanding common shares. In addition, the computation for 1995 includes common stock equivalents. Neither period assumes conversion of the convertible notes or Series A preferred stock since such conversions would have been antidilutive.